SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box: [ ]
Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[X] Definitive Proxy Statement[
] Definitive Additional Materials [ ] Soliciting Material pursuant to Section 240.14a-12

U.S. ENERGY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
-------------------------------------------------------
(2)	Aggregate number of securities to which transaction applies:
-------------------------------------------------------
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------
(4)	Proposed maximum aggregate value of transaction:
-------------------------------------------------------
(5)	Total fee paid:
-------------------------------------------------------
[ ]	Fee paid previously with preliminary materials.
-------------------------------------------------------
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration.
-------------------------------------------------------
(1)	Amount Previously Paid:
-------------------------------------------------------
(2)	Form, Schedule or Registration Statement No.:
-------------------------------------------------------
(3)	Filing Party:
-------------------------------------------------------
(4)	Date Filed:

U.S. ENERGY SYSTEMS, INC.
ONE NORTH LEXINGTON AVENUE
WHITE PLAINS, NEW YORK 10601

To our Stockholders:

        You are cordially invited to attend the annual meeting of our stockholders to be held at Residence Inn by Marriott Westchester, 5 Barker Avenue, White Plains, New York 10601 on December 6, 2005, at 10:30 a.m., New York City time.

        At the meeting, you will be asked to vote for the election of Lawrence I. Schneider and Ronny Strauss as our Class 1 directors and to transact such other business as may properly come before the meeting.

        Whether or not you plan to attend our meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the meeting. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

        Thank you, and we look forward to seeing you at our meeting.

Sincerely,

/s/ Lawrence I. Schneider	/s/ Asher Fogel
Lawrence I. Schneider,	Asher Fogel,
Chairman of the Board	Chief Executive Officer

White Plains, New York
November 8, 2005

U.S. ENERGY SYSTEMS, INC.
ONE NORTH LEXINGTON AVENUE
WHITE PLAINS, NEW YORK 10601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 6, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of U.S. Energy Systems, Inc., a Delaware corporation, will be held on December 6, 2005 at 10:00 a.m. at Residence Inn by Marriott Westchester, 5 Barker Avenue, White Plains, New York 10601 for the purposes of considering and voting on the following matters:

    1.        To elect Lawrence I. Schneider and Ronny Strauss as Class 1 Directors, to hold office for a term of three years or until their successors are duly elected and qualified or their earlier death, resignation or removal.

    2.        To transact such other business as may properly come before the stockholders at the meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on October 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Richard J. Augustine
Richard J. Augustine, Secretary

White Plains, New York
November 8, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

U.S. ENERGY SYSTEMS, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        Our board of directors has called the annual meeting of our stockholders to vote on the election of directors and to transact such other business as may properly come before the meeting. The meeting will be held on December 6, 2005. Our board of directors is soliciting proxies to be used at the meeting through this proxy statement. The background of these directors is discussed in detail in this proxy statement. We urge you to read and consider carefully this entire proxy statement.

        Only holders of our common stock, our Series C Preferred Stock and Series D Preferred Stock as of the close of business on October 31, 2005, are entitled to vote at the meeting. Shares may not be voted cumulatively. A majority of the combined voting power of our common stock, Series C Preferred Stock and Series D Preferred Stock outstanding on such date (provided that such majority includes at least 33 1/3% of the outstanding shares of our common stock) represented in person or by proxy is required for a quorum. As of October 31, 2005, the record date for determining stockholders entitled to vote at the meeting, we had 12,042,779 shares of common stock outstanding, with each share entitled to one vote, 97,333 shares of our Series C Preferred Stock outstanding, with each such share entitled to six votes, and 1,138,888 shares of our Series D Preferred Stock outstanding, with each such share entitled to four votes. Thus, in order to have a quorum, at least 8,591,165 votes must be present in person or by proxy at the meeting (provided that such sum includes at least 33 1/3% of the outstanding shares of our common stock). Assuming a quorum, the two persons receiving a plurality of the votes cast at the meeting will be elected to serve as our directors and the other proposals to be voted on at the meeting will be approved if they receive the affirmative vote of a majority of the voting power represented in person or by proxy. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. At the meeting, our common stock, Series C Preferred Stock and Series D Preferred Stock will vote together as a single class.

        This proxy statement, notice of the meeting, and proxy card are first being mailed on or about November 8, 2005 to our stockholders eligible to vote at the meeting. A copy of our Annual Report to Stockholders for the year ended December 31, 2004 is included with this mailing.

        A STOCKHOLDER OF RECORD MAY REVOKE ANY PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING BY MAILING OR DELIVERING WRITTEN NOTICE OF SUCH REVOCATION TO OUR SECRETARY, BY PROVIDING A PROXY PROPERLY SIGNED AND DATED SUBSEQUENT TO AN EARLIER PROXY OR BY REVOKING A WRITTEN PROXY IN PERSON AT THE ANNUAL MEETING OF STOCKHOLDERS. IF NOT SO REVOKED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD. IF YOUR SHARES ARE HELD THROUGH A BANK, BROKER OR SIMILAR INSTITUTION YOU CAN REVOKE ANY INSTRUCTIONS YOU GIVE SUCH ENTITY AS TO HOW TO VOTE YOUR SHARES IN ACCORDANCE WITH THE RULES AND PROCEDURES OF SUCH INSTITUTION.

        We are bearing all costs of soliciting proxies, and expressly reserve the right to solicit proxies otherwise than by mail. The solicitation of proxies by mail may be followed by telephone or other personal solicitations of certain of our stockholders and brokers, by one or more of our directors, by our officers or employees or by third parties contracted to do so on our behalf. We may reimburse banks and brokers or other similar agents or fiduciaries for the expenses incurred by such agents or fiduciaries in mailing the proxy statement to beneficial owners of our common stock.

ELECTION OF DIRECTORS

        Our Board is divided into three classes, whose three year terms of office expire in annual succession. Each class consists of two directors. We are supposed to have as closely as possible the same number of directors in each of the three classes.

        At our annual meeting, Lawrence Schneider and Ronny Strauss will be nominated to serve as Class 1 directors for a three year term, to hold office (subject to our by-laws) until their successors have been elected and qualified or until their earlier death, resignation or removal. Unless otherwise indicated, the enclosed proxy will be voted for the election of Messrs. Schneider and Strauss as our Class 1 directors. If any nominee should become unavailable for any reason, which we do not anticipate, the proxy, to the fullest extent permitted under applicable law, will be voted for any substitute nominee or nominees who may be selected by the Board prior to or at the meeting or, if no substitute is selected by the Board prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available.

        Our directors are as follows:

Name	Age	Class	Position(s) with US Energy
Lawrence I. Schneider	69	1	Chairman of the Board
Asher Fogel	55	2	CEO and Director
Stephen Brown (2,3)	67	2	Director
Carl W. Greene(1,2,3)	70	3	Director
Jacob Feinstein(1,3)	62	3	Director
Ronny Strauss(1,2)	61	1	Director

(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.
(3)  Member of the Nominating and Governance Committee.

        Set forth below is certain biographical information regarding our directors.

Lawrence I. Schneider. Mr. Schneider was elected to the board of directors in March 1998. He has served as Chairman of the Board since September 2000. Mr. Schneider served as our Chief Executive Officer from January 2000 until May 2001 and from October 2004 until August 2005. Mr. Schneider has been associated with numerous businesses through the years, including Newpark Resources, Inc., a company involved with oil field environmental remediation, where he was chairman of the executive committee. Mr. Schneider was also a partner in the New York Stock Exchange firm Sassower, Jacobs and Schneider. He received a BS degree from New York University. Mr. Schneider is the father of Henry N. Schneider.

Asher Fogel. Mr. Fogel, served as a director of US Energy from 1998 to 2001 and was appointed to serve as chief executive officer and a director in August 2005. He worked for Citigroup in London and New York where he held a variety of senior positions in the corporate finance, capital markets, and investment advisory areas. Mr. Fogel was a Managing Director of Citicorp Securities Inc. Prior to joining Citicorp, he held a number of positions at both Bank of America and Samuel Montagu & Co. In June 1997, Mr. Fogel founded Dovertower Capital, a merchant banking boutique providing corporate finance services in both the US and international markets. In 1998, Mr. Fogel led a US investor group to acquire the Ampa Group in Israel. The Ampa Group is a diversified group involved in real estate, packaging, consumer products and financial services. Subsequent to this acquisition, Mr. Fogel has served as chairman of Ampa Investments – the financial services arm of the Ampa Group and as a member of the four team management committee of the Ampa Group. In 2000, Ampa Investments acquired the Industrial Development Investment Company (“IDIC”) from the State of Israel’s Industrial Development Bank in a privatization transaction and established Ampa Capital as a leading non-bank finance company in Israel. Mr. Fogel has extensive experience in the areas of corporate finance, capital markets and investments in the US and the international markets. Mr. Fogel holds a BA in economics and a MBA from the Hebrew University. He also attended the Advanced Management program in the Harvard Business School specializing in Finance.

Stephen Brown. Mr. Brown joined our board in March 2003. He is currently the managing member of Brimco LLC, a private equity firm. From November 1986 until October 2004, he served as Chairman of the Board and Chief Executive Officer of The Franklin Capital Corporation, a publicly traded business development corporation. Mr. Brown serves on the board of directors of Copley Financial Services Corp., a mutual fund specializing in the energy sector. In addition, Mr. Brown is an active board member and trustee of The Peddie School. Mr. Brown is a graduate of New York University School of Law and Brown University.

Jacob Feinstein. Mr. Feinstein joined our board in October 2004. Since 1999, Mr. Feinstein has served as a consultant to independent power producers, electric utilities and other businesses engaged in the energy and construction industries. From 1998 through 1999, he was a Vice President of Cogen Technologies, Inc., a business engaged in power plant development and from 1991 through 1998, he was Vice President — System and Transmission Operations, for Consolidated Edison Co. of NY Inc. For the fifteen years prior thereto, Mr. Feinstein held various positions in the energy industry. He is a registered Professional Engineer in the State of New Jersey and a senior member of the Institute of Electrical and Electronic Engineers (IEEE). Mr. Feinstein had served as a member of technical committees of the Electric Power Research Institute and the Edison Electric Institute and as a senior visiting lecturer (adjunct position) at the Stevens Institute of Technology. Mr. Feinstein received a B.E.E. from City College of New York.

Carl W. Greene. Mr. Greene joined our Board in March 2003. For over twenty years, he has served in various senior financial executive positions for the Consolidated Edison Company of New York, including Senior Vice President of financial and regulatory matters, Senior Vice President of accounting and treasury operations and Chief Accounting Officer, and Vice President and Controller. Mr. Greene currently is Senior Vice President of TBG Financial, a full service executive benefit consulting firm. Mr. Greene has been an active member of several high profile industry trade groups during his tenure at Con Edison, including the Edison Electric Institute and the American Gas Association. In those positions, he has played a role in shaping accounting, financial and risk management policies in the electric utility industry. In addition, Mr. Greene served for four years as a member of FASAC, the Financial Accounting Standards Advisory Council. Mr. Greene holds a BS in economics from The Wharton School of University of Pennsylvania and an MBA from New York University.

Ronny Strauss. Mr. Strauss has served as a member of our board of directors since March 2005. From 2000 to 2004 he served as a financial advisor and director of Digital Wireless Corporation, and from 1979 to 2000, served in various capacities with Citigroup and its divisions and affiliates, including Global Treasurer and Market Risk Manager for Citibank Private Bank and Chief Executive Officer and Country Corporate Officer for Citibank Israel. He has also served as a lecturer at Syracuse University’s School of Management and as an Assistant Professor at Ithaca College, School of Business. Mr. Strauss received his BA in Economics and Statistics from Hebrew University, an M.A. in Finance from Hebrew University and an M.Sc. in Finance, Quantitative Methods and Managerial Economics from Cornell University.

Information Regarding the Code of Conduct, Board of Directors and Committees of the Board of
Directors

        The Board held ten meetings in 2004. Each director attended at least 75% of the total number of meetings of the Board (held during the period in 2004 in which such person was a director) and of the committees of the Board on which such director served (during the period that such person served on such committees).

        The Board has, among other committees, an Audit Committee (which met eight times in 2004), a Compensation Committee (which met eight times in 2004) and a Nominating and Governance Committee (which met four times in 2004). A summary of the functions performed by each such committee is set forth below.

Audit Committee

        The Board has adopted a written charter for the audit committee, a copy of which accompanied our proxy statement for the annual meeting of stockholders held on September 9, 2003 and which is also available on our website at www.usenergysystems.com under the caption “Corporate Governance Documents.” All members of our Audit Committee are independent as defined by Nasdaq’s listing standards.

        The Audit Committee’s primary duties and responsibilities include:

o	Serving as an independent and objective party to monitor our financial reporting process and internal control system.

o	Appointing our independent accountants, approve the services provided by such independent accountants, and negotiate the audit-related compensation for such independent accountants and oversee the audit effort of our independent accountants and our internal accounting staff.

o	Providing an open avenue of communication among the independent accountants, financial and senior management, the internal accounting staff, and the Board.

o	Receiving and treating internal and external complaints respecting our accounting and financial reporting practices.

Compensation Committee

The Compensation Committee’s primary duties and responsibilities include:

o	Reviewing our general compensation strategy and approving executive compensation.

o	Reviewing the terms of employment agreements for executives earning over a specified amount.

o	Administering benefit and incentive plans.

Nominating and Governance Committee; Information regarding the nominating process

        The Board has adopted a written charter (together with related guidelines) addressing, among other things, the process of nominating directors, a copy of which is available on our website at www.usenergysystems.com under the caption “Corporate Governance Documents”. Each member of this committee is independent as defined by Nasdaq’s listing standards.

        While there are no formal minimum qualifications for directors, nor is there any specific process (other than as set forth herein and the charter (including the related guidelines)), by which candidates for directors (including candidates recommended by stockholders) are identified or evaluated, this committee and the Board generally contemplate that candidates for director will be persons of integrity and sound ethical character, will have relevant skills and experience, will have a general appreciation of the major business issues facing us, will be able to work with the other directors in a collegial manner (taking into account, if applicable, our prior experience working with the candidate) and will have adequate time to devote to service on the Board. The committee and the Board also contemplate that a majority of directors will be independent, at least three of the directors will have the financial literacy necessary for service on the audit committee and at least one of these directors will qualify as an audit committee financial expert.

        The committee, absent special circumstances, generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to US Energy, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving US Energy the benefit of the familiarity and insight into US Energy’s affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body.

        Though there is no formal policy with regard to the consideration of candidates for director recommended by stockholders (and the committee does not believe a formal policy is necessary because, among other things, the preference to nominate qualified incumbent candidates), the committee will consider stockholder recommended candidates. To make such a recommendation, stockholders should write to U.S. Energy Systems, Inc., One North Lexington Avenue, White Plains, New York 10601, Att: Nominating and Governance Committee — Chairman, and include the information about the candidate and the stockholder making the recommendation as described under “Other Matters”.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) requires that our officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that during the year ended December 31, 2004 (and for prior years, except to the extent previously disclosed), all officers, directors, and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for Jacob Feinstein, whose report disclosing his election as a director was not filed on a timely basis.

EXECUTIVE COMPENSATION

        The following table shows the compensation information concerning the individuals who, in 2004, served as (i) our chief executive officer and (ii) our four most highly compensated executive officers (other than the persons serving as chief executive officer) who were serving as our executive officers at the end of 2004 which includes two individuals for whom disclosure would have been provided but for the fact that they were not serving as our executive officers at the end of 2004.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Award(s) ($)		Securities Underlying Options/ SARs (#)		All Other Compensation

Lawrence I. Schneider	2004	180,000	800,000	391,305	(6)	--		44,950(	(1))
Chairman and CEO	2003	180,000	--	--		--		44,816
	2002	180,000	96,000	--		--		2,250
Göran Mörnhed (3)	2004	137,422	800,000	--		--		14,492(	(7))
CEO, President and COO	2003	180,000	--	--		--		14,068
	2002	180,000	126,000	--		--		1,490
Henry N. Schneider	2004	140,415	150,000	--		400,000	(8)	6,952	(2)
Interim President	2003	136,000	--	--		--		4,080
	2002	136,000	96,000	--		--		1,700
Edward M. Campana	2004	87,348	586,785	--		--		10,549	(2)
Senior Vice President (4)	2003	140,000	--	--		--		4,404
	2002	140,000	45,000	--		100,000		6,067
Richard J. Augustine (5)	2004	122,509	100,000	28,261	(6)	--		6,067
Vice President and Chief
Accounting Officer
Allen J. Rothman	2004	144,762	400,000	76,087	(6)	--		13,000	(2)
Vice President and	2003	140,000	30,000	--		--		5,316
General Counsel (9)	2002	140,000	146,000	--		--		2,120

(1)	Represents $9,360 in contributions made by US Energy to the 401(k) plan on behalf of such person and $35,590 in term life insurance premiums for which such person’s spouse is the beneficiary of such policy.

(2)	Represents contributions made by US Energy to the 401(k) plan on behalf of such person.

(3)	In October 2004, he resigned as chief executive officer and as a director and notified us that he was terminating his employment agreement for “Good Reason” (i.e., because he claims, he was, among other things, denied the benefits to which he was entitled under US Energy’s 2000 Executive Bonus Plan (the “Bonus Plan”) and that he was assigned duties and responsibilities inconsistent with his position). He further asserts that his employment agreement provides that if it is determined that he was terminated for Good Reason (as defined therein) he is entitled to, among other things, 2.9 times his base salary then in effect. US Energy disputes Mr. Mörnhed’s assertions.

(4)	Mr. Campana was appointed Senior Vice President in January 2002 and his employment terminated in August 2004. Included in his bonus is the amount paid in connection with the temination of his employment.

(5)	Mr. Augustine was appointed Chief Accounting Officer and Vice President of US Energy effective as of September 1, 2004.

(6)	Represents the values of the restricted stock units to acquire 434,783 shares, 108,699 shares and 36,232 shares granted to Messrs. L. Schneider, Rothman and Augustine, respectively, as of the date of execution of the award agreement. The value (i.e., the closing price of a share of US Energy common stock) on such dates (i.e,. September 24, 2004, October 12, 2004 and September 29, 2004 for Messrs. Schneider, Rothman and Augustine, respectively) of such restricted stock units was $0.90, $0.70 and $0.78 per share, respectively. These restricted stock units vest in cumulative annual increments of 25% beginning September 2005 subject to acceleration if the grantee’s employment relationship is terminated other than for cause or voluntary termination, as such terms are used in the restricted stock award agreement governing same. Dividends are payable (in restricted stock units) with respect to these units to the extent cash dividends are paid on our common stock. The value (i.e., the closing price) of the shares of US Energy common stock underlying the restricted stock units held by Messrs. Schneider, Rothman and Augustine as of December 31, 2004 (i.e., $0.80 per share) was $347,826, $86,957 and $28,986 respectively.

(7)	Represents $6,040 in contributions made by US Energy to the 401(k) plan on behalf of such person and $8,452 in term life insurance premiums for which such person’s spouse is the beneficiary of such policy.

(8)	These options, which expire in May 2010, have fully vested; the exercise price is $3.00 per share.

(9)	Mr. Rothman’s employment terminated in December 2004. In connection therewith, we and Mr. Rothman entered into a severance agreement, mutual release and consulting arrangement pursuant to which Mr. Rothman served as our consultant for the six months ended June 2005 for a $36,000 fee.

Option/SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#		Percent of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term((2)) 5% ($) 10% ($)

Lawrence I. Schneider	--		--	--	--	--	--
Göran Mörnhed	--		--	--	--	--	--
Henry N. Schneider	400,000	(1)	100	3.00	5/9/10	0(2)	0(2)
Edward M. Campana(3)	--		--	--	--	--	--
Richard J. Augustine	--		--	--	--	--	--
Allen J. Rothman	--		--	--	--	--	--

(1)	Non-qualified stock options exercisable in full as of the date of grant.

(2)	In accordance with SEC rules, these columns show gains that could accrue for these options, assuming that the market price of our common stock appreciates from the date of grant over a period of six years at an annualized rate of 5% and 10%, respectively. No assurance can be given that our stock price will increase at such rates, if at all. After giving effect to the applicable annualized rates of return through the expiration thereof, the exercise price will exceed the fair market value of the underlying shares of common stock, and accordingly, the potential realizable value of such options is indicated as zero.

(3)	Mr. Campana’s options were cancelled in connection with the termination of his employment.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options At December 31, 2004 (#) --------------------------------------- Exercisable/Unexercisable	Value Of Unexercised In-The-Money Options At December 31, 2004 ($) (1) ----------------------------------------- Exercisable/Unexercisable
Lawrence I. Schneider(2)	--	--	1,016,800/0	0/0
Göran Mörnhed	--	--	1,770,000/0	0/0
Henry N. Schneider	--	--	1,015,700/0	0/0
Edward M. Campana((3))	--	--	0/0	0/0
Richard J. Augustine	--	--	0/0	0/0
Allen J. Rothman	--	--	285,000/0	0/0
(1)	The exercise price of all these stock options was greater than the price of our common stock of $0.80 as of December 31, 2004. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of our common stock at the time of any such exercise and thus are dependent upon future performance of our common stock.
(2)	Excludes options to acquire 400,000 shares of common stock he surrendered in 2004.
(3)	Options to acquire 100,000 shares of common stock were cancelled in connection with the termination of his employment.

Employment Agreements

        Our employment agreement with Lawrence Schneider expires in May 2007, and our employment agreements with Messrs. Fogel and H. Schneider expire in August 2007. These agreements renew automatically (unless timely notice of non-renewal is given) for successive one year periods and provide each of these employees with an annual base salary of $180,000.

COMPENSATION OF DIRECTORS

        Effective as of October 1, 2005, non-employee directors receive (i) a $20,000 annual retainer, (ii) $1,000 for each Board (including the board of directors of US Energy Biogas Corp., our majority owned subsidiary), audit or compensation committee meeting in which they participate and (iii) $500 for participating in meetings of other committees of the Board (each such committee, an “Additional Committee”) on which they serve; provided, however, that the aggregate fees payable to any director for participating in meetings on any day shall not exceed $1,000. The Chairman of the Audit Committee, the Compensation Committee and any Additional Committee receive annual retainers of $15,000, $10,000 and $2,500, respectively. Annual retainers are payable in arrears in equal quarterly installments on the last business day of the applicable calendar quarter (or any portion thereof) during which the director is serving in the capacity entitling him to such fee.

        On the first business day of each calendar year, each non-employee director who, as of such date, served as a director for at least 90 days prior thereto, is to be issued 2,500 shares of US Energy’s common stock. Newly elected non-employee directors receive ten year options to acquire 40,000 shares of our common stock at an exercise price equal to fair market value of a share of common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

In 2004, Stephen Brown, Evan Evans, Carl W. Greene, M. Stephen Harkness and Irving Levine served on the Compensation Committee.

Compensation Committee Report on Executive Compensation

        The Compensation Committee generally reviews and recommends to the Board the compensation to be awarded to the named executive officers. A principal objective of US Energy’s compensation program is to build stockholder value by attracting and retaining key executives and by further aligning the interests of the executive officers with the stockholders. The committee establishes compensation programs which it believes are appropriate for businesses of US Energy’s size and complexity. The principal components of US Energy’s executive compensation program are base salary, stock based incentives and cash bonus awards.

        The base compensation (i.e., salary) of the named executive officers (including the chief executive officers) was determined pursuant to employment agreements entered into prior to 2004. Thus, base salaries for 2004 were not directly tied to corporate performance. The base salaries for Messrs. Mörnhed, Campana and Rothman were reduced effective as of April 8, 2004 because, as a result of their dual employment with US Energy and Countryside, they were not devoting their full business time and attention to US Energy.

        An objective of our compensation philosophy is to align the long term interests of the named executive officers with that of the stockholders by awarding stock based incentives. Such incentives have generally been awarded at the inception of the officer’s employment relationship with US Energy.

        Bonuses may be awarded based on subjective and/or objective criteria which may be set forth in a plan or other written document. In 2004, bonuses were awarded pursuant to our stockholder approved 2000 Executive Bonus Plan to Messrs. Mörnhed and L. Schneider, each of whom served as chief executive officer for a portion of such year. The bonuses were based upon quantitative factors; specifically, the economic profit and the improvements in economic profit resulting from development or acquisition of energy projects as determined pursuant to this plan. Our independent auditors at the time of such awards verified the calculation of the amounts payable thereunder. Messrs. Mörnhed and Schneider were each awarded cash bonuses of $800,000 reflecting a significant reduction in the amounts they were otherwise entitled to pursuant to this plan. In lieu of a portion of the cash bonuses otherwise awardable pursuant to this plan, and to further align his long term interest with that of other stockholders, Mr. Schneider accepted restricted stock units, subject to a vesting period, to acquire 434,783 shares of our common stock.

        Pursuant to the 2003 Finance Incentive Plan, an aggregate of $1.24 million was awarded in cash, deferred cash awards and restricted stock units to the other four named executive officers. These awards were based on the recommendation of Messrs. Mörnhed and Schneider as to such officer’s contributions to US Energy and in particular, their contributions to the completion of the Countryside transaction.

                                                                                                                                                Carl W. Greene

STOCK PERFORMANCE GRAPH

        The following performance graph shows a comparison of cumulative total stockholder returns for our common stock with the cumulative returns on the Nasdaq — US Index (the “Nasdaq Index”) and the S&P 500 Multi-Utilities & Unregulated Power Index (the “Utilities Index”) and assuming that on December 31, 1999, $100 was invested in our common stock and the other indices and that all dividends were reinvested. The performance shown is based upon data furnished by Standard & Poor’s Compustat Services, Inc. We note that the our total stockholder return performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$200
$150
$100
$50
$0
Dec99
Dec00
Dec01
Dec02
Dec03
Dec04
U S ENERGY SYSTEMS INC
NASDAQ U.S INDEX
S&P 500 MULTI-UTILITIES & UNREGULATED POWER

	1999	2000	2001	2002	2003	2004

US Energy	$100	$101.59	$115.81	$23.87	$28.70	$20.37

Utilities
Index	100	172.67	38.29	12.09	16.95	20.21

Nasdaq
Index	100	60.31	47.84	33.07	49.45	53.81

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the number of shares of common stock owned as of October 31, 2005 (including shares of common stock that each person has the right to acquire by December 30, 2005 by: (i) each director continuing office after this annual meeting and each nominee for director, (ii) each of our current executive officers, (iii) those persons known to us to beneficially own 5% or more of common stock, and (iv) all of our directors and officers as a group. (As of October 31, 2005, there were 12,042,779 shares of our common stock outstanding). Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o U. S. Energy Systems, Inc., One North Lexington Avenue, White Plains, New York 10601.

Name and address	Amount and nature of beneficial ownership (13)		Percent of Class
Lawrence I. Schneider	3,704,911	(1)	23.5%
Asher Fogel	80,000	(2)	*
Henry N. Schneider	1,302,737	(3)	9.8%
Richard J. Augustine	60,998	(4)	*
Stephen Brown	75,274	(5)	*
Carl W. Greene	88,122	(6)	*
Jacob Feinstein	59,117	(7)	*

Ronny Strauss	51,928	(8)	*

Rita Schneider	3,704,911	(9)	23.5%

AJG Financial Services, Inc.	1,121,806		8.5%
Two Gallagher Centre
Two Pierce Place
Itasca, Illinois 60143

Bernard Zahren	1,049,144		8.1%
Pond View Corporate Center
76 Batterson Park Road
Farmington, CT 06032

Göran Mörnhed	1,779,000	(12)	12.9%
94 Colabaugh Pond Road
Croton on the Hudson, NY 10520

All officers and directors as a group (8 persons)	5,423,087		31.1%

* Indicates less than 1%

(1)     Includes: (i) 911,112 shares of common stock issuable upon conversion of 227,778 shares of Series D Preferred Stock, (ii) 1,342,216 shares of common stock issuable upon conversion of the 335,554 shares of Series D Preferred Stock owned by his spouse, Rita Schneider, and over which he disclaims beneficial ownership, (iii) options to acquire 1,016,800 shares of Common Stock and (iv) 434,783 shares of Common Stock issuable in connection with the restricted stock units. See note 13 below for information regarding the restricted stock units.

(2)     Includes options to acquire 80,000 shares of common stock and excludes options to acquire 220,000 shares of common stock that are not exerciseable by December 30, 2005.

(3)     Includes (i) 7,037 shares of Common Stock, (ii) 200,000 shares of common stock issuable upon conversion of 50,000 shares of Series D Preferred Stock and (iii) options to acquire 1,095,700 shares of Common Stock. Excludes options to acquire 220,000 shares of common stock that are not exerciseable by December 30, 2005.

(4)     Includes 20,444 shares of common stock owned directly, 4,312 shares of common stock issuable upon exercise of Series C Warrants and 36,232 shares of common stock issuable in connection with restricted stock units.

(5)     Includes 1,000 shares of common stock owned directly, 40,000 shares of common stock issuable upon exercise of options and 34,274 shares of common stock issuable in connection with restricted stock units.

(6)     Includes 40,000 shares of common stock issuable upon exercise of options and 48,122 shares of common stock issuable in connection with restricted stock units.

(7)     Includes 40,000 shares of common stock issuable upon exercise of options and 19,117 shares of common stock issuable in connection with restricted stock units.

(8)     Includes 40,000 shares of common stock issuable upon exercise of options and 11,928 shares of common stock issuable in connection with restricted stock units.

(9)     Includes 1,342,220 shares of common stock issuable upon conversion of the 335,554 shares of Series D Preferred Stock. Also included herein are the following securities beneficially owned by her spouse, Lawrence Schneider, and over which she disclaims beneficial ownership: (i) 911,112 shares of common stock issuable upon conversion of 227,778 shares of Series D Preferred Stock; (ii) options to acquire 1,016,800 shares of common stock and (iii) 434,783 shares of Common Stock issuable in connection with the restricted stock units. See note 13 below for information regarding the restricted stock units.

(10)     Includes (i) 118,278 shares of common stock issuable upon conversion of 19,713 shares of Series C Preferred Stock, (ii) 888,888 shares of common stock issuable upon conversion of 222,222 shares of Series D Preferred Stock and (iii) 114,640 shares of common stock issuable upon exercise of Series C Warrants.

(11)     Includes (i) 195,138 shares of common stock, (ii) options to acquire 500,000 shares of common stock, (iii) 176,388 shares of common stock issuable upon conversion of 29,398 shares of Series C Preferred Stock, (iv) 102,224 shares of common stock issuable upon conversion of 25,556 Series D Preferred Stock, and (v) 75,394 shares of common stock issuable upon exercies of Series C Warrants. Except with respect to the information relating to the Series C Preferred Stock and Series D Preferred Stock, information with respect to the US Energy securities owned by such person is based on their schedule 13D.

(12)     Includes 9,000 shares of Common Stock owned directly and 1,770,000 shares of common stock issuable upon exercise of options.

(13)     The restricted stock units referred to herein do not carry any voting rights until converted into shares of our common stock. Restricted stock units issued to non-employee directors are generally not forfeitable and convert into shares of common stock upon, among other things, the cessation of service as a director. The restricted stock units issued to Messrs. L. Schneider and Augustine vest in cumulative annual increments of 25% beginning September 2005 though these units vest immediately in full if such person’s employment relationship is terminated other than for cause or a voluntary termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Countryside Power Income Fund Transactions

Introduction

        On April 8, 2004, the Countryside Fund completed its initial public offering of trust units in Canada pursuant to which it raised approximately $102 million in net proceeds. Messrs. Mörnhed, Campana, Rothman and Harkness, executive officers and/or directors of US Energy at the time this transaction was completed, were at the time and are currently serving as officers and/or directors of the Countryside Fund or its subsidiaries. The Countryside Fund has paid/reimbursed US Energy an aggregate of approximately $5 million (in addition to the amounts paid in connection with the sale of our Canadian subsidiary as described below), for services rendered and expenses incurred in connection with the formation of this fund and matters related thereto.

        All amounts reflected in this section are stated in US dollars and the exchange rate used is the rate effective as of April 8, 2004 of Cdn $1.33 to US $1.00. In connection with the Countryside Fund offering, one or more of Biogas, and US Energy completed the transactions described below. (Biogas is our majority owned subsidiary and the balance of Biogas is owned by an affiliate of Cinergy Corp. Mr. Harkness, a former director of US Energy, is affiliated with Cinergy Corp.) The following is a summary of the terms of such transactions and such summary is qualified in its entirety by reference to the applicable transaction document. The inclusion of the descriptions of these transactions involving the Countryside Fund does not constitute an acknowledgement that such transactions constitute related party transactions.

Sale of Canadian District Energy System

        We sold to a subsidiary of the Countryside Fund all of the capital stock of USE Canada Holdings Corp (“USE Canada”), our wholly owned subsidiary that owned two Canadian based district energy systems. We received approximately $15.2 million (including amounts applied to the repayment of the inter-company debt related to USE Canada) from the sale of such stock. The sale price was determined pursuant to arms-length negotiation between us and the Countryside Fund, with the involvement of the underwriters of the Countryside Fund’s initial public offering.

Biogas Loans

        Countryside Canada Power, Inc. (“Countryside Canada”), a subsidiary of the Countryside Fund, purchased the existing senior debt relating to certain of Biogas’ projects (“Existing Loans”) from the holders thereof. One of such holders, AJG Financial Services Inc. (“AJG”), a subsidiary of Arthur J. Gallagher, Inc., was paid an aggregate of $6,419,800 (inclusive of principal and accrued interest) for its portion of the Existing Loans. In 2004, AJG or its affiliates beneficially owned more than five percent of our common stock, and Mark P. Strauch, a director of US Energy from 2001 through 2004, is affiliated with AJG.

        Upon acquisition of the Existing Loans, a subsidiary of the Fund advanced additional funds (“Additional Advances”) to Biogas and amended the Existing Loans to, among other things, cover the Additional Advances. Including the Additional Advances, the Biogas Loans have a principal amount of approximately $81 million. (The Biogas Loans are denominated in Canadian dollars and the principal amount of such loans is Cdn$107 million). The loans purchased by Countryside Canada are obligations of Biogas, which obligations are secured by a first ranking lien held by Countryside Canada on all of Biogas’ assets (with specified exceptions) and are generally guaranteed by Biogas’ subsidiaries. The guaranty obligations of the Biogas subsidiaries are secured by the assets of such subsidiaries (with specified exceptions). The interest rate on the Biogas Loans is 11% per annum, principal and interest is payable monthly and the loans mature in 2019, subject to mandatory prepayment upon the occurrence of specified events and prepayment at the election of the lender after ten years.

Biogas Royalty Interest

        Countryside Canada acquired a royalty interest (the “Royalty Interest”) in Biogas for $6 million, entitling it to receive a quarterly amount (the “Royalty”) from Biogas that is determined by reference to, and limited by, Biogas’ distributable cash flow generated by specified operating assets of Biogas and determined in accordance with the royalty agreement. The Royalty Interest is convertible generally at any time on or after April 2024 or on or after the prepayment in full of the Biogas Loans, into non-voting common shares of Biogas, representing 49% of the common shares of Biogas outstanding at the time of conversion. Upon conversion of the Royalty Interest, Countryside Canada’s right to receive the Royalty will terminate. The amount of the Royalty payable to Countryside Canada depends upon whether the Royalty Interest has become convertible. For each fiscal quarter prior to the quarter in which the Royalty Interest becomes convertible, the amount of the Royalty payable to Countryside Canada will be equal to 7% of Biogas’ distributable cash flow plus 1.8% of Biogas’s revenues (all as generated by specified operating assets of Biogas and determined in accordance with the royalty agreement), but in any event, the royalty payment will be subject to the Distribution Cap (described below). After the Royalty Interest becomes convertible, but remains unconverted, the Royalty will be equal to 49% of Biogas’s distributable cash flow (generated by specified operating assets of Biogas and as determined in accordance with the royalty agreement), subject to the Distribution Cap.

        The Royalty Interest terminates upon the refinancing of the Biogas Loans or the liquidation or sale of substantially all of the Biogas operating assets, in which case Countryside Canada will be entitled to receive, subject to the Distribution Cap, $6 million (the “Return Amount”) and 49% of the net residual proceeds (as determined pursuant to the royalty agreement).

        Notwithstanding the above, no amount will be payable to Countryside Canada under the Royalty Interest unless, in the case of the Return Amount, 500% of such amount is distributed concurrently to the Biogas shareholders in respect of their common shares of Biogas and, in all other cases, at least 104.09% of such amount is distributed concurrently to the Biogas shareholders in respect of their common shares of Biogas (the “Distribution Cap”).

Development Agreement with Cinergy and US Energy

        Pursuant to the Development Agreement by and among Cinergy, US Energy and the Countryside Fund (or the affiliates of the foregoing), during the five years commencing April 8, 2004 (subject to an additional five year term unless a party chooses not to renew), these parties will seek opportunities to acquire or invest in energy projects that meet the fund’s guidelines on terms acceptable to all parties. No party is obligated to participate in any project or opportunity. A subsidiary of the Countryside Fund will provide investment analysis and evaluation services on behalf of these parties in consideration for which we will pay annual fees of approximately $300,000.

Improvement Agreement with Biogas and the Countryside Fund

        Biogas has given the Countryside Fund a right of first offer to invest in two expansion opportunities relating to the existing Countryside and Morris projects and two greenfield development projects. The expansion of the Morris and Countryside projects consists of the replacement of existing electric generation equipment that Biogas’ management expects will increase the capacity and reduce the operating costs of each project. The development of the greenfield projects consists of the construction of electric generation facilities on existing landfill sites where collection systems have already been established.

AJG Genco Transaction

        In April 2004, AJG paid for the interest held by Resource Generating Systems, Inc. (“RGS”), a wholly owned subsidiary of Biogas, in Illinois Electrical Generation Partners II L.P. (“IEGP II”). The amount paid was $16 million, of which $14 million is payable pursuant to a non-recourse note. The note bears interest at the rate of 15% per annum, matures in 2024, provides for scheduled amortization and is secured by AJG’s ownership interest in IEGP II. AJG may defer payments on the note under specified circumstances and in the event AJG does not make scheduled principal and interest payment because distributions from IEGP II are insufficient to fund such payments, AJG’s obligations under the note will accrue without triggering an event of default. During the period ending 30 days after the term of this note, RGS has the right to acquire from AJG and RGS may be required to buy from AJG, AJG’s interests in Illinois Electrical Generation Partners LP (“IEGP”) and IEGP II on specified terms.

        IEGP is the indirect owner of three projects and IEPG II is the indirect owner of seven projects.

Zahren Financial Company LLC Consulting Agreement

        In 2004, Biogas paid Zahren Financial Company LLC an aggregate of $144,000 pursuant to a consulting agreement entered into in July 2002 and which ended in 2004. Bernard Zahren, a former director and executive officer of US Energy was affiliated with Zahren Financial Company.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN
FAVOR OF THE ELECTION OF LAWRENCE I. SCHNEIDER AND RONNY STRAUSS AS
OUR CLASS 1 DIRECTORS.

Independent Auditors

        On November 18, 2004, we received a letter from Kostin, Ruffkess & Company, LLC, the firm that had served as our independent registered public accountants since 2001 ( “Kostin Ruffkess”), stating that they intended “to withdraw from audit work in the public company arena.”

        Kostin Ruffkess’ reports on our consolidated financial statements for each of the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2004 and 2003 and the subsequent interim period through June 10, 2005, the date Kostin Ruffkess ceased to serve as our principal independent registered public accountants, there were no disagreements with Kostin Ruffkess on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Kostin Ruffkess, would have caused it to make a reference thereto in its reports on our financial statements for such periods.

        On April 4, 2005, we engaged Eisner LLP (“Eisner”) as our independent registered public accountants for the year ending December 31, 2005 and the interim periods prior to such year-end. The decision to retain Eisner was approved by the audit committee of our Board of Directors. During our two most recent fiscal years and all subsequent interim periods, we did not consult with Eisner regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did Eisner provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with Eisner on any matter that was the subject of a disagreement or a reportable event.

        Representatives of Eisner — but not Kostin Ruffkess — will be available at our meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. The following table shows the fees billed (after applicable adjustments) for the audit and other services provided by Kostin Ruffkess in the years indicated.

	2004	2003
Audit fees	$288,136	$428,399
Audit-Related fees	16,366	54,312
Tax fees	177,854	160,553
All other fees	-0-	-0-
Total	$422,356	$643,264

Audit Fees. This category includes fees for the audits of our financial statements included in our Annual Report on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q or services normally provided by our accountant in connection with statutory and regulatory filings.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. These services included accounting research and advice with respect to accounting matters.

Tax Fees. This category consists of professional services for tax compliance, tax planning and tax advice. The services for the fees disclosed under this category include tax return preparation, research and technical tax advice.

All Other Fees. This category consists of other professional products and services provided by Kostin, Ruffkess.

        The audit committee of the Board determined that Kostin Ruffkess could maintain its independence as our auditor though it was rendering non-audit services to us. The audit committee has not adopted any pre-approval policies and procedures and none of the services reflected above were approved by such committee through any such policy.

Audit Committee Report

        The Audit Committee reviewed and discussed with US Energy’s management and Kostin Ruffkess, the audited consolidated financial statements of US Energy contained in US Energy’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended. The Audit Committee has also discussed with Kostin Ruffkess the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of US Energy’s consolidated financial statements.

        The Audit Committee received and reviewed the written disclosures and the letter from Kostin Ruffkess required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Kostin Ruffkess its independence from US Energy.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the US Energy’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended. for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Jacob Feinstein
Carl Greene
Ronny Strauss

OTHER MATTERS

        Stockholders may contact one or more members of the Board by writing to such director(s) at US Energy’s address set forth herein. All such communications will be forwarded to the director(s) to whom such correspondence is addressed.

        Under our by-laws, procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to us at: US Energy Systems, Inc., One North Lexington Avenue, White Plains, New York 10601, Att: Secretary. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2006 annual meeting no later than:

o	60 days in advance of the 2006 annual meeting if it is being held within 30 days preceding the anniversary date of this year’s meeting;

o	90 days in advance of such meeting if it is being held on or after the anniversary date of this year's meeting; or

o	for any other annual meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

        Nominations must contain the following information about the nominee: (i) name; (ii) age; (iii) business and residence addresses; (iv) principal occupation or employment; (v) the number of shares of our capital stock held by the nominee; (vi) the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and (vii) a signed consent of the nominee to serve as a director of the US Energy, if elected.

        Notice of a proposed item of business must include: (i) a brief description of the substance of, and the reasons for, conducting such business at the annual meeting; (ii) the stockholder’s name and address; (iii) the number of shares of our capital stock held by the stockholder (with supporting documentation where appropriate); and (iv) any material interest of the stockholder in such business.

        In addition to the foregoing, and in addition to the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in US Energy’s proxy statement and form of proxy relating to the Annual Meeting to be held from November 7 through December 5, 2006, such proposal must be received by the Secretary of US Energy by October 7, 2006 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the 2006 Annual Meeting is changed to a date on or after December 6, 2006, stockholder proposals must be received by 90 days in advance of such meeting date. Any such proposal should be submitted by certified mail, return receipt requested, or other means, that allow the stockholder to prove the date of delivery.

        The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

        The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2004 (without exhibits which will be made available upon payment of a reasonable fee) together with all amendments thereto is available to stockholders without charge by writing to: U.S. Energy Systems, Inc., One North Lexington Avenue, White Plains, New York 10601, Att: Secretary.

By Order of the Board of Directors

/s/ Richard J. Augustine
Richard J. Augustine, Secretary

White Plains, New York
November 8, 2005

U.S. Energy Systems, Inc.
One North Lexington Avenue
White Plains, New York 10601
_________________

PROXY

        For Annual Meeting of Stockholders of U.S. Energy Systems, Inc. to be held on December 6, 2005

_________________

        This Proxy is solicited on behalf of the Board of Directors.

        The undersigned hereby appoints Lawrence I. Schneider and Asher Fogel as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of U.S. Energy Systems, Inc. held of record by the undersigned on October 31, 2005 at the Annual Meeting of Stockholders to be held on December 6, 2005, or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

[X]     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1.     ELECTION OF DIRECTORS.

    [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY)

    [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

        A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS. NOMINEES ARE: LAWRENCE I. SCHNEIDER AND RONNY STRAUSS.

        INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW:

2.	IN THEIR DISCRETION UPON ANY OTHER MATTER AS MAY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO AMERICAN STOCK TRANSFER & TRUST COMPANY, US ENERGY’S TRANSFER AGENT.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ABOVE AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.)

------------------------------------------------ Signature
------------------------------------------------ Signature, if held jointly

Dated _____________________, 2005

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON YOUR STOCK CERTIFICATE. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. TRUSTEES, CUSTODIANS, EXECUTORS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN.